Exhibit 10.14

Agreement for the Transfer of contractual management rights of Tea Garden

This Agreement for the Transfer of contractual management rights of Tea Garden (“this Agreement”) is signed by the following two parties on October 25th, 2018 in Zherong County, Fujian Province:

Party A: Shakengli Village Committee, Huangbai Township, Zherong County

Legal representative: You Yunzhang

Party B: Fujian Qingjing Agricultural Comprehensive Development Co., Ltd.

Legal representative: Lin Huangliang

Whereas:

A.	Party A owns the contractual management rights of the tea garden under this Agreement, and the contracting party is the collective of Shakengli Village in Huangbai Township.

B.	Party B intends to engage in tea tree planting, tea production, and business operations, and intends to obtain the contracted rights of the tea garden owned by Party A.

C.	Therefore, after friendly consultations between Party A and Party B, the transfer of the contractual management rights of the tea garden is agreed upon, and this Agreement is reached as follows:

1.	Tea Garden

1.1. Party A agrees to transfer the contractual management rights of the tea garden under section 1.2 of this Agreement to Party B, and Party B agrees to accept the contractual management rights of the tea garden. Party A also agrees that Party B may designate its subsidiary to actually acquire the contractual management rights of the tea garden under this Agreement for the purpose of fulfilling this Agreement, and assist in signing relevant agreements and handling relevant procedures.

1.2. The tea garden is located in Shakengli Village, Huangbai Township, Zherong County.

1.3. The tea garden is used for planting economic forests.

1.4. The contracted period of the tea garden under this Agreement shall be based on the period recorded in the relevant “Forest Right Certificate” obtained.

2.	Price of transferring the contractual management rights of tea garden

2.1. Party B shall pay Party A RMB 30,000 per mu for the transfer of the contractual management rights, including the transfer fee of the tea trees and other auxiliary facilities on the ground.

2.2. Party B shall pay the transfer price of the tea garden contract as follows:

(1) Within 30 working days after the written consent of the village collective, which is the contracting party of the tea garden obtained the transfer, Party B shall pay 30% of the transfer price, i.e. RMB 25,200,000 (in words: Two Hundred and Fifty-Two Million Yuan);

(2) Within 30 working days after the village collective publicizes the transfer and completes all necessary legal procedures and signs a supplementary agreement based on this agreement, Party B shall pay 30% of the transfer price, i.e. RMB 25,200,000 (in words: Two Hundred and Fifty-Two Million Yuan);

(3) Within 30 working days after obtaining registration with the county-level or above people’s government and after Party B or its designated subsidiary obtains the relevant “Forest Rights Certificate” or other supplementary agreement is agreed upon by both parties, Party B or its designated subsidiary shall be registered as the new contractee of mountain tea garden, and Party B or its designated subsidiary shall be registered as the user, owner and user of the tea trees on the mountain tea garden. Party B shall pay the remaining 40% of the transfer price, which is RMB 33,600,000 (in words: Thirty-three million six hundred thousand yuan).

2.3. The designated payee of Party A is: You Yunzhang, ID number: 352231198008121813.

Bank and account number: China Industrial and Commercial Bank, Zherong County Branch, 6212261407007400944.

3.	Rights and Obligations of Party A

3.1. Party A’s Rights

(1) Party A has the right to receive the consideration for the transfer of the contractual management rights of the tea garden.

3.2. Party A’s Obligations

(1) Within 5 years after the signing of this agreement, Party A shall, according to the needs of Party B, process the ownership certificates of tea gardens totaling no less than 2,800 mu (including 2,800 mu) for Party B or its designated subsidiaries in stages.

(2) Party A shall provide Party B or its designated subsidiaries with the production and management conditions stipulated for the tea garden, and provide necessary services, coordinate and handle disputes over tea garden land and water resources.

(3) Party A shall bear the taxes and fees payable for the transfer of the contractual management rights of the tea garden in accordance with relevant laws and regulations in China.

4.	Rights and obligations of Party B or its designated subsidiary

4.1. Rights of Party B or its designated subsidiary

(1) Party B or its designated subsidiary has the contractual management rights of the tea garden.

(2) Party B or its designated subsidiary has the right to use the forest land occupied by the tea garden within the contract period. They have ownership and usage rights to all plants (including tea trees) within the garden. Party B or its designated subsidiary has the right to independently sell all agricultural and sideline products harvested from the tea garden during the contract period. All tea trees, other plants, and the rights to their produced benefits within the tea garden belong to and are used by Party B or its designated subsidiary.

(3) Party B or its designated subsidiary has the right to process the plants within the tea garden, including but not limited to tea trees, according to operational needs during the contract period under the premise of complying with Chinese laws.

4.2. Obligations of Party B

(1) Party B or its designated subsidiary shall comply with national laws and local government regulations for the development, operation, and management activities of tea garden within the contracted scope.

5.	Effective, Modification, Termination

5.1. This agreement takes effect from the date of signature or seal by authorized representatives of both parties.

5.2. The modification and termination of this agreement will be made in writing by both parties. Other circumstances in which this agreement is modified or terminated include:

(1) Due to force majeure, which makes it impossible for this agreement to be partially or wholly performed, either party has the right to request modification or termination of this agreement.

(2) Within the validity period of this agreement, if all or part of the mountain tea garden is expropriated or requisitioned by law, either party has the right to notify the other party to terminate or modify this agreement. If this agreement is terminated as a result, either party shall not demand compensation from the other party due to the termination of the agreement. And

(3) If Party B loses its subject qualification due to cancellation and other reasons, Party B has the right to notify the other party to terminate this agreement. If this agreement is terminated as a result, either party shall not demand compensation from the other party due to the termination of the agreement.

5.3. In accordance with the provisions of Article 5.2 of this agreement and other circumstances that lead to early termination, or if Party A is unable to obtain the “Forest Right Certificate” of the mountain tea garden for Party B or its designated subsidiary during the validity period of this agreement, Party A shall return all the transfer price paid to Party B within 30 working days from the date of confirming the termination of the contract.

6.	Liability for Breach of Contract

If Party A and Party B violate their respective obligations under this Agreement, it shall constitute a breach of contract, and the defaulting party shall compensate the complying party for all losses suffered thereby. If either party commits a serious breach of contract and the other party cannot obtain remedies through other means, the other party has the right to terminate this Agreement and demand that the defaulting party assume liability according to Chinese law.

7.	Force Majeure

In the event of earthquakes, typhoons, floods, fires, wars, and other force majeure events that cannot be foreseen, avoided, or overcome, which directly affect the performance of this Agreement or cannot be performed under the agreed conditions, the party encountering the force majeure shall immediately notify the other party in writing and provide valid documents within fifteen (15) days detailing the force majeure and the reasons why the agreement cannot be performed or partially performed, or the need for an extension of performance. Such proof shall be issued by a notary institution in the place where the force majeure occurred. Depending on the extent to which it affects the performance of the contract, the parties shall decide whether to terminate this Agreement, exempt themselves from part of the performance obligations, or delay the performance of this Agreement.

8.	Confidentiality

8.1. Confidential information refers to all information, materials or data related to the provider’s business, technology, plans, intentions, product information, technical information, design rights, trade secrets, software, market opportunities, customers and commercial affairs that are disclosed by one party to the other party or its agents and marked as “confidential”, “secret” or “classified” by seals, marks or written notices at the time of provision, as well as any such information or data that is verbally provided and confirmed as confidential at the time of provision and designated as “confidential” in writing by the provider within thirty (30) days.

8.2. The recipient undertakes to:

(1) Use the confidential information only for the purpose of performing its obligations under this agreement, and not for any other purpose, especially not for any commercial use of the information, unless otherwise agreed in writing by both parties;

(2) Not disclose the confidential information to any third party without the prior written consent of the provider;

(3) Take the same level of protection measures for the confidential information as it does for its own confidential information, and not lower than this standard or a prudent and reasonable organization’s standard in any case;

(4) Only disclose the confidential information to its employees and consultants who need to know such information and who are also subject to confidentiality obligations.

8.3. The provisions of Article 8 of this Agreement shall come into effect immediately upon the establishment of this Agreement and shall remain valid after any changes, termination or expiry of this Agreement.

8.4. The following confidential information may be disclosed by the recipient as appropriate:

(1) Confidential information that needs to be disclosed due to legal or regulatory requirements or requirements of any recognized securities exchange, but only to the extent necessary;

(2) Confidential information disclosed to the recipient’s employees and consultants who need to know such information for the purpose of performing this agreement, but such personnel shall be subject to confidentiality obligations;

(3) Confidential information that has already been made public before disclosure without violating the provisions of Article 8 of this Agreement;

(4) Confidential information provided to the recipient by a third party without violating the provisions of Article 8 of this Agreement;

(5) Confidential information already obtained by the recipient in its business before receiving the “confidential information” provided by the provider;

(6) Confidential information learned by the recipient through other independent means; and

(7) Other confidential information known to the public for reasons other than the recipient’s violation of this agreement or with the prior written approval of the provider.

9.	Notification Method

All notices and contacts under this agreement or related to this agreement should be delivered by a dedicated person to the following addresses of the two parties. The notice will be deemed delivered when it is signed by the personnel of the other party:

Party A: Shakengli Village Committee, Huangbai Township, Zherong County

Address: Office of Shakengli Village Committee, Huangbai Township, Zherong County

Zip Code: 355300

Contact: You Yunzhang

Party B: Fujian Qingjing Agricultural Comprehensive Development Co., Ltd.

Address: Houlong Tea Industry Park, Zhaizhong Township, Zherong County

Zip Code: 355300

Contact: Lin Huangliang

10.	Applicable Laws and Dispute Resolution

10.1. The signing, effectiveness, interpretation and performance of this Agreement shall be governed by the laws of the People’s Republic of China.

10.2. Any disputes related to this Agreement shall be resolved through friendly consultations between the parties or by mediation of the village committee. If such disputes cannot be resolved through consultations within 30 days from the date of written notice from one party to the other or cannot be resolved through mediation by the village committee, either party shall have the right to apply for arbitration to the rural land contract arbitration institution or file a lawsuit with the people’s court having jurisdiction.

11.	Other Provisions

11.1. This Agreement, together with all its annexes and any other documents signed and delivered pursuant to this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior oral or written agreements and memorandum.

11.2. Without the written consent of one party, the other party shall not assign its rights and obligations under this Agreement to any third party; however, the parties agree that if Party B assigns its rights and obligations under this Agreement to its holding subsidiary, Party A’s consent shall not be required, but Party A shall be notified within 30 days prior to the assignment so that Party A can transfer the “Forest Right Certificate” related to the mountain tea garden to the designated subsidiary of Party B.

11.3. If any provision of this Agreement is invalid or unenforceable under any applicable law, such provision shall be deemed ineffective only to the extent of such inconsistency and shall not affect the validity or enforceability of any other provision of this Agreement.

11.4. Any matters not covered by this Agreement shall be resolved through supplementary agreements by mutual consultation between the parties.

11.5. This Agreement is executed in six copies, with each party holding one copy, and each copy has the same legal effect. The other four copies are used for relevant approval and registration procedures or kept by Party B.

[Signature page]

Party A: Shakengli Village Committee, Huangbai Township, Zherong County (Official Seal)	Party B: Qingjing Agriculture Comprehensive Development Co., Ltd., Fujian Province (Official Seal)

Legal Representative or Authorized Representative: /s/ You Yunzhang	Legal Representative or Authorized Representative: /s/ Lin Huangliang

Date: 2018/10/25	Date: 2018/10/25